Exhibit 23.4 to Amendment No. 2
to Form S-1 Registration Statement
Hanover Gold Company, Inc.


                  Consent of Terrence J. Dunne

I consent to the inclusion in the prospectus constituting a part of this registration statement on Form S-1 of my report dated May 27, 1997, relating to the financial statements of Easton-Pacific and Riverside Mining Company which are contained in that prospectus.

Terrence J. Dunne

Spokane, Washington
August 11, 1997